Exhibit 7(d)

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement (this “Agreement”), dated as of November 2, 2017, by and among General Communication, Inc., an Alaska corporation (which will be renamed GCI Liberty, Inc. in connection with the transactions contemplated by the Reorganization Agreement (as defined below)) (“Splitco”), Liberty Interactive Corporation (f/k/a Liberty Media Corporation), a Delaware corporation (“Liberty”), Liberty USA Holdings, LLC, a Delaware limited liability company (“Liberty Sub”), Ventures Holdco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Liberty (“Ventures Holdco”), and LendingTree, Inc. (f/k/a Tree.com, Inc.) (the “Company”), a Delaware corporation.

RECITALS

WHEREAS, Liberty, Liberty Sub and the Company are party to (1) that certain Spinco Agreement, dated as of May 13, 2008 (the “Original Spinco Agreement”), by and among IAC/InterActive Corp (“IAC”), Barry Diller, Liberty and the other Liberty Parties party thereto, as assigned pursuant to the Spinco Assignment and Assumption Agreement (Tree.com), dated as of August 20, 2008, by and among IAC, the Company, Liberty and Liberty Sub (the “Assignment and Assumption Agreement” and, together with the Original Spinco Agreement, the “Spinco Agreement”), and (2) that certain Registration Rights Agreement, dated as of August 20, 2008, by and among Liberty, the Liberty Parties (as defined therein) and the Company (the “Registration Rights Agreement”);

WHEREAS, Liberty, Liberty Interactive LLC, a Delaware limited liability company (“LI LLC”), and Splitco have entered into the Reorganization Agreement;

WHEREAS, Liberty Sub has distributed all of its Equity Securities of the Company to LI LLC, which in turn has contributed such Equity Securities of the Company to Ventures Holdco;

WHEREAS, pursuant to the Reorganization Agreement, among other things, Liberty will contribute certain assets and liabilities, including its interest in Ventures Holdco, to Splitco in exchange for a controlling interest in Splitco (the “Contribution”) and Liberty will subsequently effect the redemption of all of the issued and outstanding shares of Liberty’s Liberty Ventures common stock for all of the shares of common stock of Splitco then-owned by Liberty (the “Split-Off”), with the effect that Splitco will be split-off from Liberty and Liberty will cease to have an equity interest in Splitco;

WHEREAS, pursuant to (x) a Transfer pursuant to clause (ii) of Section 5(d)(i)(7) of the Original Spinco Agreement and (y) Section 2.09 and Section 6.06 of the Registration Rights Agreement, the parties desire to effect the assignment by Liberty and assumption by Splitco of Liberty’s rights, benefits and obligations under the Spinco Agreement and the Registration Rights Agreement, respectively; and

WHEREAS, capitalized terms not otherwise defined herein will have the meanings specified in the Spinco Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Representations and Warranties of the Company. The Company represents and warrants to each of Liberty, Liberty Sub, Ventures Holdco and Splitco that:

a.                                      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and under the Spinco Agreement and the Registration Rights Agreement;

b.                                      the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the matters contemplated hereby or by the Spinco Agreement or the Registration Rights Agreement;

c.                                       this Agreement has been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Liberty, Liberty Sub, Ventures Holdco and Splitco, is enforceable against the Company in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law; and

d.                                      the execution and delivery of this Agreement by the Company, and the performance of its obligations hereunder and under the Spinco Agreement and the Registration Rights Agreement, do not constitute a breach or violation of, or conflict with, any material agreement to which the Company is a party.

2.                                      Representations and Warranties of Liberty, Liberty Sub and Ventures Holdco. Liberty, Liberty Sub and Ventures Holdco jointly and severally represent and warrant to the Company and Splitco that:

a.                                      Liberty is a corporation and Liberty Sub and Ventures Holdco each are a limited liability company, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware and have the corporate or other power and authority to enter into this Agreement and to carry out their respective obligations hereunder and under the Spinco Agreement and the Registration Rights Agreement;

b.                                      the execution, delivery and performance of this Agreement by Liberty, Liberty Sub and Ventures Holdco have been duly authorized by all necessary corporate or other action on the part of Liberty, Liberty Sub and Ventures Holdco, respectively, and no other corporate or other proceedings on the part of Liberty, Liberty Sub or Ventures Holdco are necessary to authorize this Agreement or the matters contemplated hereby or by the Spinco Agreement or the Registration Rights Agreement;

c.                                       this Agreement has been duly executed and delivered by each of Liberty, Liberty Sub and Ventures Holdco, and constitutes a valid and binding obligation of each of Liberty, Liberty Sub and Ventures Holdco, and, assuming this Agreement constitutes a valid and binding obligation of the Company and Splitco, is enforceable against each of Liberty, Liberty Sub and Ventures Holdco in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law;

d.                                      the execution and delivery of this Agreement by each of Liberty, Liberty Sub and Ventures Holdco, and the performance of their respective obligations hereunder and under the Spinco Agreement and the Registration Rights Agreement, do not constitute a breach or violation of, or conflict with, any of Liberty’s, Liberty Sub’s and Ventures Holdco’s organizational documents;

e.                                       prior to June 5, 2017, Liberty Sub was, and from June 5, 2017, Ventures Holdco has been, the sole holder of all of the Company’s Equity Securities which are Beneficially Owned by Liberty or its Affiliates;

f.                                        each of (i) the distribution by Liberty Sub of Equity Securities of the Company to LI LLC or Ventures Holdco, (ii) the contribution by LI LLC of Equity Securities of the Company to Ventures Holdco, and (iii) the indirect transfer of Equity Securities of the Company in the Contribution and the Split-Off, in each case, is exempt from the registration requirements under the Securities Act of 1933, as amended; and

g.                                       pursuant to the transactions contemplated by the Reorganization Agreement, Liberty may elect to Transfer all of the Equity Securities of the Company that it Beneficially Owns as of immediately prior to the Contribution (the “Contributed Company Securities”) by Transferring all of its interest in Ventures Holdco to Splitco.

3.                                      Representations and Warranties of Splitco. Splitco represents and warrants to each of Liberty, Liberty Sub, Ventures Holdco and the Company that:

a.                                      Splitco is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and, following the effectiveness of the assignment set forth in Section 5(a) of this Agreement, under the Spinco Agreement and the Registration Rights Agreement;

b.                                      the execution, delivery and performance of this Agreement by Splitco have been duly authorized by all necessary corporate action on the part of Splitco and no other corporate proceedings on the part of Splitco are necessary to authorize this Agreement or the matters contemplated hereby or by the Spinco Agreement or the Registration Rights Agreement;

c.                                       this Agreement has been duly executed and delivered by Splitco, and constitutes a valid and binding obligation of Splitco, and, assuming this Agreement constitutes a valid and binding obligation of the Company, Liberty, Liberty Sub and Ventures Holdco, is enforceable against Splitco in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law; and

d.                                      the execution and delivery of this Agreement by Splitco, the performance of its obligations hereunder and, following the effectiveness of the assignment set forth in Section 5(a) of this Agreement, the performance of its obligations under the Spinco Agreement and the Registration Rights Agreement, do not constitute a breach or violation of, or conflict with, Splitco’s organizational documents.

4.                                      Affiliate Assignment and Assumption.  Effective as of June 5, 2017 (the “Assignment Date”):

a.                                      Liberty Sub hereby transfers, assigns and conveys to Ventures Holdco all of Liberty Sub’s rights, benefits, liabilities and obligations under the Spinco Agreement and the Registration Rights Agreement in respect of the Company (such rights and benefits, collectively, the “Assigned Rights”, and such liabilities and obligations, collectively, the “Assigned Obligations”);

b.                                      Ventures Holdco accepts and assumes the Assigned Rights and Assigned Obligations and agrees to be bound by the Assigned Obligations and to perform the Assigned Obligations in accordance therewith as if Ventures Holdco had executed and delivered the Spinco Agreement;

c.                                       the Company acknowledges that (i) Ventures Holdco is a “Liberty Party” for purposes of the Spinco Agreement and the Registration Rights

Agreement and, as such, is entitled to all of the Assigned Rights and will be subject to all of the Assigned Obligations, in each case, as if it had executed and delivered the Spinco Agreement and the Registration Rights Agreement and (ii) Liberty Sub shall cease to be a Liberty Party under the terms of each of the Spinco Agreement and the Registration Rights Agreement; and

d.                                      (1) the Company hereby releases Liberty Sub from any obligations and liabilities to the Company arising after the Assignment Date relating to Liberty Sub’s performance after the Assignment Date of the Assigned Rights and Assigned Obligations and (2) Liberty Sub hereby releases the Company from any obligations to Liberty Sub with respect to the performance after the Assignment Date of the Company’s obligations under the Spinco Agreement and the Registration Rights Agreement.  The foregoing releases will not affect in any way any liability or obligation of any party to the Spinco Agreement for any breach of the Spinco Agreement occurring on or prior to the Assignment Date.  The assignment by Liberty Sub under this Section 4 to Ventures Holdco shall not release Liberty from its obligations under the Spinco Agreement, except as provided in Section 5 of this Agreement.

5.                                      Assignment and Assumption, Certain Acknowledgements and Agreements.  Subject to and conditioned upon the consummation of the Contribution and the Split-Off:

a.                                      Effective immediately prior to the Split-Off Effective Time (as defined in the Reorganization Agreement):

i.                                          Liberty assigns, transfers and conveys all of its rights, benefits, liabilities and obligations under the Spinco Agreement (which include, for the avoidance of doubt, the rights, benefits, liabilities and obligations set forth in the Applicable Spinco Provisions (as defined in the Assignment and Assumption Agreement)) and the Registration Rights Agreement to Splitco;

ii.                                       Splitco accepts such assignment of rights hereunder and assumes and agrees to perform all liabilities and obligations of Liberty under the Spinco Agreement and Registration Rights Agreement to be performed following the Split-Off Effective Time, and agrees to be bound by the Spinco Agreement and Registration Rights Agreement and to perform the obligations of “Liberty” thereunder as if Splitco were an original signatory to the Spinco Agreement; and

iii.                                    Splitco is substituted for Liberty as “Liberty” for all purposes under the Spinco Agreement and the Registration Rights Agreement and upon the Split-Off Effective Time, all references in the Spinco Agreement or the Registration Rights Agreement to “Liberty” will be deemed to refer to Splitco.

b.                                      Liberty acknowledges that (i) it shall not be entitled to any benefits, rights or remedies under the Spinco Agreement or the Registration Rights Agreement following the Split-Off and (ii) the Company shall not be subject to any liability or have any further obligations to Liberty under the Spinco Agreement or the Registration Rights Agreement following the Split-Off (except for any liability arising from any breach of the Spinco Agreement or the Registration Rights Agreement by the Company or relating to any actions or events occurring, in each case, on or prior to the Split-Off Effective Time).

c.                                       The Company acknowledges that Liberty (i) will have no further obligations under the Spinco Agreement or the Registration Rights Agreement following the Split-Off and (ii) will not be subject to any liability to the Company under the Spinco Agreement or the Registration Rights Agreement following the Split-Off (except, in case of either clause (i) or (ii) of this Section 5(c), (x) as provided in Section 5(h) hereof and (y) for any liability arising from any breach of the Spinco Agreement or the Registration Rights Agreement by Liberty or relating to any actions or events occurring, in each case, on or prior to the Split-Off Effective Time).

d.                                      The parties hereto agree and acknowledge that, notwithstanding anything to the contrary in the Registration Rights Agreement, at and after the Split-Off Effective Time, Splitco will be the “Lead Holder” for all purposes under the Registration Rights Agreement.

e.                                       The parties hereto agree and acknowledge that the Split-Off constitutes a Distribution Transaction pursuant to the terms and conditions of the Spinco Agreement and this Agreement constitutes the New Holder Assignment and Assumption Agreement referred to in the proviso of Section 5(d)(i)(7) of the Original Spinco Agreement.

f.                                        Splitco acknowledges and confirms that the persons serving as Liberty Directors on the Board of Directors of the Company at the Split-Off Effective Time will remain the Liberty Directors after the Split-Off Effective Time, subject to Splitco’s rights pursuant to Section 3(a) of the Original Spinco Agreement following the effectiveness of the assignment set forth in Section 5(a) of this Agreement.

g.                                       Subject to Section 4(d) above, nothing in this Agreement shall release or be construed to release any party from liability for any breach of the Spinco Agreement or the Registration Rights Agreement occurring on or prior to the Split-Off Effective Time.

h.                                      Immediately following the Split-Off Effective Time, Liberty will not have Beneficial Ownership of the Contributed Company Securities and Liberty’s Applicable Percentage shall be 0%.  Liberty agrees that following the Split-Off Effective Time, neither it nor its Affiliates will acquire Beneficial Ownership of any Equity Securities of the Company, other than the acquisition of less than 1% of the outstanding Equity Securities of the Company (calculated at the time of any such acquisition) through the acquisition of or investments in third parties holding Equity Securities.  For the avoidance of doubt, the parties acknowledge and agree that Liberty’s obligation under this Section 5(h) is several and not a joint obligation with Splitco, and any breach of this Agreement or the Spinco Agreement by Liberty following the Split-Off Effective Time will not affect the rights, benefits or obligations of the Company or Splitco under this Agreement, the Spinco Agreement or the Registration Rights Agreement.

i.                                          The reference to “20%” in the first sentence of Section 6(d) of the Original Spinco Agreement shall be deemed to be a reference to “30%” solely with respect to the Ownership Percentage of the Company by the Lebda Group (as defined below); provided, that, the parties agree that in calculating the Ownership Percentage of the Lebda Group (so long as no member of the Lebda Group is a member of any “group” referenced in the penultimate sentence of this Section 5(i)) for purposes of Section 6(d) of the Spinco Agreement, such calculation will be made on the basis of outstanding shares of Equity Securities actually owned by the Lebda Group (whether or not subject to subsequent forfeiture) and will not include any Equity Securities which may be acquired by the Lebda Group or a member thereof upon the conversion, exercise, redemption or exchange of any warrants, options, rights or other securities, so long as such warrants, options, rights or other securities do not, prior to the conversion, exercise, redemption or exchange thereof, carry any voting or consent rights.  For purposes of this Section 5(i), the term “Lebda Group” means, collectively, (A) Douglas R. Lebda (“Mr. Lebda”), (B) any “immediate family member” (as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) of Mr. Lebda acquiring Equity Securities (or any interest therein) directly or indirectly from Mr. Lebda during his lifetime or by bequest, devise or descent following his death, (C) the estate of Mr. Lebda, and (D) any family trust, limited partnership, limited liability company or other entity or investment vehicle established by Mr. Lebda (or any person set forth in clause (B) of this Section 5(i) with the consent of Mr. Lebda) the holdings of which are for the primary benefit of any of the individuals or entities referred to in clauses (A) through (C) above.  The foregoing modification will not be applicable to the extent that it is publicly disclosed that Mr. Lebda or any one or more member(s) of the Lebda Group have formed or become a member of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with any third party or Affiliate not a member of the Lebda Group with respect to the Beneficial Ownership of Equity Securities of the Company.  The parties acknowledge and agree that the provisions of this Section 5(i) will become effective upon the execution of this Agreement by the parties hereto and will remain in full force and effect regardless of the occurrence of the Split-Off.

j.                                         Pursuant to Section 10(a) of the Original Spinco Agreement, Section 4(a) of the Assignment and Assumption Agreement and Section 6.02 of the Registration Rights Agreement, effective upon the completion of the Split-Off, the address for all notices, requests and other communications to Splitco and the Liberty Parties (other than Liberty) pursuant to the Spinco Agreement and the Registration Rights Agreement will be:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

Facsimile: (720) 875-5401

6.                                      Miscellaneous.

a.                                      From and after the execution and delivery of this Agreement, the Spinco Agreement and the Registration Rights Agreement shall be deemed to be assigned and assumed as and when herein provided (it being understood that no assignment, assumption or substitution set forth in Section 5 hereof shall be effective until immediately prior to the Split-Off Effective Time (and subject to the consummation of the Split-Off)), and each of the Spinco Agreement and the Registration Rights Agreement shall continue in full force and effect and each is hereby ratified and confirmed.

b.                                      This Agreement may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the parties hereto or their successors and permitted assigns; provided, however, that following (x) the date hereof, Liberty Sub’s, and (y) the Split-Off Effective Time, Liberty’s and Liberty Sub’s, execution of such amendment, modification or supplement will not be required for the effectiveness thereof, except to the extent such amendment, modification or supplement would impose any non-de minimis obligation or liability upon Liberty or Liberty Sub, as applicable.  Any amendment or waiver by the Company shall be authorized by a majority of the Qualified Directors of the Company (the execution and delivery of any such amendment or waiver by the Company shall conclusively evidence the authorization of such amendment or waiver required pursuant to this sentence).

c.                                       Except as provided in this Agreement, in any Assignment and Assumption Agreement (other than this Agreement) or in Sections 5(d)(i)(6), 5(d)(i)(7)

or 9(c) of the Original Spinco Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assigned, in whole or in part, by the Company or the Liberty Parties without the prior written consent of the other; provided, however, that following (x) the date hereof, Liberty Sub’s, and (y) the Split-Off Effective Time, Liberty’s and Liberty Sub’s, consent will not be required for such assignment, except to the extent such assignment would have, or would reasonably be expected to have, an adverse effect upon Liberty or Liberty Sub, as applicable.  Any such consent by the Company shall be authorized by a majority of the Qualified Directors of the Company (the execution and delivery of any such consent by the Company shall conclusively evidence the authorization of such consent required pursuant to this sentence).  Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

d.                                      This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them, other than as set forth in the Spinco Agreement and the Registration Rights Agreement.

e.                                       This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address for notices given pursuant to the Spinco Agreement (as modified hereby) shall be effective service of process for any Litigation brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

f.                                        Each of the parties hereto acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, the parties hereto without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  No breach or threatened breach on the part of any party hereto shall relieve any other party of any of its obligations under this Agreement.

g.                                       If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, that in the event of such a determination, the parties hereto shall negotiate in good faith to amend this Agreement in order to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

h.                                      The headings contained in this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

i.                                          Each party hereto agrees to take such further actions as may be reasonably necessary to effect the assignments, Equity Ownership transfers and other transactions contemplated by this Agreement.

j.                                         This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all of which counterparts together shall constitute one and the same fully executed agreement.

k.                                      This Agreement will terminate, and the assignment, acknowledgments and agreements set forth herein (except for (x) the amendment to the Spinco Agreement contained in Section 5(i) of this Agreement, as provided in the last sentence of such subsection, and (y) Sections 2(e), 2(f), and 4 hereof) will be void and of no effect, (i) upon the termination of the Reorganization Agreement if such agreement is validly terminated in accordance with its terms prior to the Split-Off Effective Time or (ii) immediately prior to the effectiveness of the assignments and assumptions referred to in Section 5(a), in the event that Liberty determines not to include the Contributed Company Securities as part of the Contributed Assets (as defined in the Reorganization Agreement) and as a result the Contributed Company Securities remain Beneficially Owned by Liberty following the Split-Off Effective Time.  In the event of such termination, the parties acknowledge that the Spinco Agreement, as in effect immediately prior to the execution of this Agreement (but subject to the amendment to the Spinco Agreement contained in Section 5(i) of this Agreement, as provided in the last sentence of such subsection, and the transactions contemplated by the third recital and Section 4 hereof), will continue to govern the relationship of the parties in accordance with its terms.

l.                                          The term “Reorganization Agreement” means that certain Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Liberty, LI LLC and Splitco, as amended by Amendment No. 1 to Reorganization Agreement, dated July 19, 2017, and as such agreement may be amended or modified in accordance with the terms thereof; provided, however, that no such amendment or modification which (i) extends the Outside Date (as defined in the Reorganization Agreement), other than as provided in the Reorganization Agreement as of the date hereof, or (ii) would have, or would reasonably be expected to have, an adverse effect upon the Company’s rights, benefits or obligations under this Agreement, the Spinco Agreement or the Registration Rights Agreement, will be effective for purposes of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

LIBERTY USA HOLDINGS, LLC

By: Liberty Interactive LLC, its sole member and manager

By: Liberty Interactive Corporation, its sole member and manager

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

VENTURES HOLDCO, LLC

By: Liberty Interactive LLC, its sole member and manager

By: Liberty Interactive Corporation, its sole member and manager

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

[Signature Page to Assignment and Assumption Agreement]

GENERAL COMMUNICATION, INC.

By:	/s/ Peter Pounds
	Name:	Peter Pounds
	Title:	Senior Vice President and Chief Financial Officer

LENDINGTREE, INC.

By:	/s/ Douglas R. Lebda
	Name:	Douglas R. Lebda
	Title:	Chairman and Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement]